UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

RTI SURGICAL HOLDINGS, INC.
(Name of Issuer)

Common Stock, par value $0.001 per share
(Title of Class of Securities)

74975N 105
(CUSIP Number)

March 8, 2019
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 74975N 105	13G

1	NAMES OF REPORTING PERSONS
Hayfin Capital Holdings Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
5,631,026

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
5,631,026

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,631,026 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
7.70% (1)

12	TYPE OF REPORTING PERSON
OO

(1)  Calculated based on 73,042,427 shares of the Issuer’s Common Stock outstanding as reported by the Issuer.

CUSIP No. 74975N 105	13G

1	NAMES OF REPORTING PERSONS
Hayfin Management Holdings Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
5,631,026

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
5,631,026

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,631,026

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
7.70% (1)

12	TYPE OF REPORTING PERSON
OO

(1)  Calculated based on 73,042,427 shares of the Issuer’s Common Stock outstanding as reported by the Issuer.

CUSIP No. 74975N 105	13G

1	NAMES OF REPORTING PERSONS
Hayfin SOF II GP Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
4,884,936

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
4,884,936

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,884,936

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
6.68% (1)

12	TYPE OF REPORTING PERSON
OO

(1)  Calculated based on 73,042,427 shares of the Issuer’s Common Stock outstanding as reported by the Issuer.

CUSIP No. 74975N 105	13G

1	NAMES OF REPORTING PERSONS
Hayfin SOF II GP LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
4,420,385

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
4,420,385

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,420,385

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
6.05% (1)

12	TYPE OF REPORTING PERSON
OO

(1)  Calculated based on 73,042,427 shares of the Issuer’s Common Stock outstanding as reported by the Issuer.

CUSIP No. 74975N 105	13G

1	NAMES OF REPORTING PERSONS
Hayfin Special Opportunities Fund II (AIV I) LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
3,898,338

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
3,898,338

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,898,338

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
5.33% (1)

12	TYPE OF REPORTING PERSON
PN

(1)  Calculated based on 73,042,427 shares of the Issuer’s Common Stock outstanding as reported by the Issuer.

CUSIP No. 74975N 105	13G

1	NAMES OF REPORTING PERSONS
Hayfin Management Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
591,243

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
591,243

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
591,243

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.80% (1)

12	TYPE OF REPORTING PERSON
OO

(1)  Calculated based on 73,042,427 shares of the Issuer’s Common Stock outstanding as reported by the Issuer.

CUSIP No. 74975N 105	13G

1	NAMES OF REPORTING PERSONS
Hayfin Opal Holdings Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
591,243

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
591,243

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
591,243

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.80% (1)

12	TYPE OF REPORTING PERSON
OO

(1)  Calculated based on 73,042,427 shares of the Issuer’s Common Stock outstanding as reported by the Issuer.

CUSIP No. 74975N 105	13G

1	NAMES OF REPORTING PERSONS
Hayfin Opal LuxCo 3 Sarl

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
591,243

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
591,243

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
591,243

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.80% (1)

12	TYPE OF REPORTING PERSON
OO

(1) Calculated based on 73,042,427 shares of the Issuer’s Common Stock outstanding as reported by the Issuer.

CUSIP No. 74975N 105	13G

1	NAMES OF REPORTING PERSONS
Hayfin Special Opportunities Fund II (AIV IB) LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
522,047

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
522,047

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
522,047

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.71% (1)

12	TYPE OF REPORTING PERSON
PN

(1) Calculated based on 73,042,427 shares of the Issuer’s Common Stock outstanding as reported by the Issuer.

CUSIP No. 74975N 105	13G

1	NAMES OF REPORTING PERSONS
Hayfin SOF II USD Co-Invest LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
464,551

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
464,551

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
464,551

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.63% (1)

12	TYPE OF REPORTING PERSON
PN

(1) Calculated based on 73,042,427 shares of the Issuer’s Common Stock outstanding as reported by the Issuer.

CUSIP No. 74975N 105	13G

1	NAMES OF REPORTING PERSONS
Hayfin Topaz GP Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
154,847

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
154,847

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
154,847 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.21% (1)

12	TYPE OF REPORTING PERSON
OO

(1)  Calculated based on 73,042,427 shares of the Issuer’s Common Stock outstanding as reported by the Issuer.

CUSIP No. 74975N 105	13G

1	NAMES OF REPORTING PERSONS
Hayfin Topaz LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
154,847

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
154,847

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
154,847

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.21% (1)

12	TYPE OF REPORTING PERSON
PN

(1)  Calculated based on 73,042,427 shares of the Issuer’s Common Stock outstanding as reported by the Issuer.

CUSIP No. 74975N 105	13G

1	NAMES OF REPORTING PERSONS
Hayfin Topaz LuxCo 3 SCA

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
154,847

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
154,847

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
154,847

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.21% (1)

12	TYPE OF REPORTING PERSON
OO

(1) Calculated based on 73,042,427 shares of the Issuer’s Common Stock outstanding as reported by the Issuer.

Item 1 (a).	Name of Issuer:

RTI Surgical Holdings, Inc. (the “Issuer”)

Item 1 (b).	Address of Issuer’s Principal Executive Offices:

520 Lake Cook Road, Suite 315
Deerfield, Illinois 60015

Item 2 (a).	Name of Person Filing:

This statement is being filed on behalf of the following (collectively, the “Reporting Persons”): (1) Hayfin Capital Holdings Limited (“Hayfin Capital”); (2) Hayfin Management Holdings Limited (“Hayfin Holdings”); (3) Hayfin SOF II GP Limited (“SOF II GP”); (4) Hayfin SOF II GP LP (“SOF II LP”); (5) Hayfin Special Opportunities Fund II (AIV I) LP (“AIV I”); (6) Hayfin Management Limited (“Hayfin Management”); (7) Hayfin Opal Holdings Limited (“Opal Holdings”); (8) Hayfin Opal LuxCo 3 Sarl (“Opal 3”); (9) Hayfin Special Opportunities Fund II (AIV IB) LP, LP (“AIV IB” and together with AIV I, the “AIV Funds”); (10) Hayfin SOF II USD Co-Invest LP (“SOF II Co-Invest”); (11) Hayfin Topaz GP Limited (“Topaz GP”); (12) Hayfin Topaz LP (“Topaz LP”); and (13) Hayfin Topaz LuxCo 3 SCA (“Topaz 3”).

Hayfin Capital is the direct owner of Hayfin Holdings, which is the direct owner of SOF II GP, which in turn is the general partner of SOF II Co-Invest and SOF II LP.  SOF II LP is the general partner of each of the AIV Funds. Hayfin Holdings is the direct owner of Hayfin Management, which in turn owns all of the voting power of Opal Holdings, which is in turn the indirect owner of Opal 3. Hayfin Holdings is the direct owner of Topaz GP, which is in turn the general partner of Topaz LP, which is turn the indirect owner of Topaz 3.

Item 2 (b).	Address of Principal Business Office or, if none, Residence:

For each of the Reporting Persons:
c/o Hayfin Capital Management LLP
One Eagle Place
London, SW1Y 6AF, United Kingdom

Item 2 (c).	Citizenship:

Hayfin Capital Holdings Limited – Cayman Islands
Hayfin Management Holdings Limited – Cayman Islands
Hayfin SOF II GP Limited – Cayman Islands
Hayfin SOF II GP LP – Cayman Islands
Hayfin Special Opportunities Fund II (AIV I) LP – Delaware
Hayfin Management Limited – Cayman Islands

Hayfin Opal Holdings Limited – Cayman Islands
Hayfin Opal LuxCo 3 Sarl – Luxembourg
Hayfin Special Opportunities Fund II (AIV IB) LP – Delaware
Hayfin SOF II USD Co-Invest LP – Cayman Islands
Hayfin Topaz GP Limited – Cayman Islands
Hayfin Topaz LP – Cayman Islands
Hayfin Topaz LuxCo 3 SCA – Luxembourg

Item 2 (d).	Title of Class of Securities:

Common Stock par value $0.001 per share (“Common Stock”)

Item 2 (e).	CUSIP Number:

74975N 105

Item 3.	Not Applicable

Item 4	Ownership

Item 4(a)	Amount Beneficially Owned

The Reporting Persons may be deemed to beneficially own in the aggregate 5,631,026 shares of the Issuer’s Common Stock, representing, in the aggregate, 7.70% of the Issuer’s Common Stock.  The calculation of the foregoing percentage is based on 73,042,427 shares of the Issuer’s Common Stock outstanding as reported by the Issuer.

The following shares were owned by the Reporting Persons on March 8, 2019:

Hayfin Capital owned 5,631,026 shares of Common Stock of the Issuer representing approximately 7.70% of the Outstanding Shares.

Hayfin Holdings owned 5,631,026 shares of Common Stock of the Issuer representing approximately 7.70% of the Outstanding Shares.

SOF II GP owned 4,884,936 shares of Common Stock of the Issuer representing approximately 6.68% of the Outstanding Shares.

SOF II LP owned 4,420,385 shares of Common Stock of the Issuer representing approximately 6.05% of the Outstanding Shares.

AIV I owned 3,898,338 shares of Common Stock of the Issuer representing less than 5.33% of the Outstanding Shares.

Hayfin Management owned 591,243 shares of Common Stock of the Issuer representing approximately 0.80% of the Outstanding Shares.

Opal Holdings owned 591,243 shares of Common Stock of the Issuer representing approximately 0.80% of the Outstanding Shares.

Opal 3 owned 591,243 shares of Common Stock of the Issuer representing approximately 0.80% of the Outstanding Shares.

AIV IB owned 522,047 shares of Common Stock of the Issuer representing approximately 0.71% of the Outstanding Shares.

SOF II Co-Invest owned 464,551 shares of Common Stock of the Issuer representing approximately 0.63% of the Outstanding Shares.

Topaz GP owned 154,847 shares of Common Stock of the Issuer representing approximately 0.21% of the Outstanding Shares.

Topaz LP owned 154,847 shares of Common Stock of the Issuer representing approximately 0.21% of the Outstanding Shares.

Topaz 3 owned 154,847 shares of Common Stock of the Issuer representing approximately 0.21% of the Outstanding Shares.

Each of the Reporting Persons disclaims beneficial ownership of the shares listed in this report, and this report shall not be deemed an admission the Reporting Persons is the beneficial owner of the securities for the purpose of Section 16 or for any other purpose, except to the extent of its pecuniary interest therein.

By virtue of the relationship among the Reporting Persons described herein, the Reporting Persons may be deemed to share beneficial ownership with respect to the shares reported herein.  Each of the Reporting Persons expressly disclaims the existence of such beneficial ownership and this report shall not be deemed an admission that any of the Reporting Persons is the beneficial owner of the securities for the purpose of Section 16 or any other purposes, except to the extent of its pecuniary interest therein.

Item 4(b)	Percent of Class

See Item 4(a) hereof.

Item 4(c)	Number of Shares as to which Such Person has:

(i)	Sole power to vote or to direct the vote:
See Row 5 of each cover page.

(ii)	Shared power to vote or to direct the vote:
See Row 6 of each cover page.

(iii)	Sole power to dispose or to direct the disposition of:
See Row 7 of each cover page.

(iv)	Shared power to dispose or to direct the disposition of:
See Row 8 of each cover page.

Item 5.	Ownership of Five Percent or Less of a Class

Not applicable.

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not Applicable.

Item 8.	Identification and Classification of Members of the Group

See Item 4(a) above.

Item 9.	Notice of Dissolution of Group

Not Applicable.

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the  securities referred to above were not acquired and are not held for the purpose of  or with the effect of changing or influencing the control of the issuer of the  securities and were not acquired and are not held in connection with or as a participant in any transaction having the purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 18, 2019

HAYFIN CAPITAL HOLDINGS LIMITED

By:	/s/ Mark Tognolini
Name:	Mark Tognolini
Title	Director

HAYFIN MANAGEMENT HOLDINGS LIMITED

By:	/s/ Lorna Carroll
Name:	Lorna Carroll
Title:	Director

HAYFIN SOF II GP LIMITED

By:	/s/ Lorna Carroll
Name:	Lorna Carroll
Title:	Director

HAYFIN SOF II GP LP
By: Hayfin SOF II GP Limited, its general partner

By:	/s/ Lorna Carroll
Name:	Lorna Carroll

HAYFIN SPECIAL OPPORTUNITIES FUND II (AIV I) LP
By: Hayfin SOF II GP LP, its general partner
By: Hayfin SOF II GP Limited, its general partner

By:	/s/ Lorna Carroll
Name:	Lorna Carroll
Title:	Director

HAYFIN MANAGEMENT LIMITED

By:	/s/ Evert Brunekreef
Name:	Evert Brunekreef
Title:	Director

HAYFIN OPAL HOLDINGS LIMITED

By:	/s/ Lorna Carroll
Name:	Lorna Carroll
Title:	Director

HAYFIN OPAL LUXCO 3 SARL

By:	/s/ John Malloy
Name:	John Malloy
Title:	Director

HAYFIN SPECIAL OPPORTUNITIES FUND II (AIV IB) LP
By: Hayfin SOF II GP LP, its general partner
By: Hayfin SOF II GP Limited, its general partner

By:	/s/ Lorna Carroll
Name:	Lorna Carroll
Title:	Director

HAYFIN SOF II USD CO-INVEST LP
By: Hayfin SOF II GP Limited, its general partner

By:	/s/ Lorna Carroll
Name:	Lorna Carroll
Title:	Director

HAYFIN TOPAZ GP LIMITED

By:	/s/ Lorna Carroll
Name:	Lorna Carroll
Title:	Director

HAYFIN TOPAZ LP
By: Hayfin Topaz GP, its general partner

By:	/s/ Lorna Carroll
Name:	Lorna Carroll
Title:	Director

HAYFIN TOPAZ LUXCO 3 SCA

By:	/s/ John Malloy
Name:	John Malloy
Title:	Director